Exhibit 1.A.(5)(d)

                           Primary Insured Rider Plus

                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY
                                (A STOCK COMPANY)

                      Home Office: Los Angeles, California
                   Administrative Office: Clearwater, Florida

                           PRIMARY INSURED RIDER PLUS


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IN THIS RIDER, the Primary Insured is named on Page 3 of the Policy. The Primary Insured will be referred to as YOU or YOUR. Transamerica Occidental Life Insurance Company will be referred to as WE, OUR, or US.

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BENEFIT We will pay the Face Amount of this Rider as shown on Page 4 of the Policy when We receive due proof that Your death occurred while this Rider was In Force.

CONSIDERATION                    This Rider is issued in consideration of:

                                 1.      the application for this Rider; and
                                 2.      the payment of the Initial Premium.

INCONTESTABILITY                 This Rider shall be incontestable after it has
                                 been In Force while You are still alive, for two years after the effective date of this Rider.

SUICIDE If this Rider is issued on the same date as the Policy, the Suicide Provision of the Policy is applicable to this Rider. If this Rider is issued after the Policy and if You die by suicide, while sane or insane, within two years after the effective date of this Rider, Our liability for this Rider shall be limited to an amount equal to the excess of the total monthly deductions for this Rider less any premiums being refunded under the Suicide Provision of the Policy to which this Rider is attached.

CONVERSION PRIVILEGE             On any Monthiversary while this Rider
                                 is In Force, the Owner may exchange this Rider, without evidence of insurability, for a new policy on Your life. Such new policy will be issued upon written request subject to the following:

                                 1.       The Rider has not reached the
                                          Anniversary nearest Your 70th
                                          birthday;  and
                                 2.       The new policy is on any permanent
                                          plan of insurance then offered by Us;
                                          and
                                 3.       The amount of insurance upon
                                          conversion will equal the Face Amount
                                          then
                                          In Force under this Rider; and
                                 4.       The payment of the premium based on
                                          Your rate class under this Rider.

TERMINATION                      This Rider will terminate on the earliest of:

                                 1.       The Anniversary nearest Your 90th
                                          birthday;
                                 2.       The date this Policy terminates;
                                 3.       The date of conversion of this Rider;
                                 4. The Monthiversary on which this Rider is terminated on written request by the Owner.

GENERAL This Rider is part of the Policy. It is subject to all the terms of this Rider and the policy. This Rider has no cash value.

                                 The monthly deduction for this Rider, for each of the first 12 policy months, is shown on Page 4 of the Policy. Monthly deductions after the first policy year will be calculated consistent with the monthly cost of insurance and monthly cost of insurance rates provisions of the Policy to which this Rider is attached.

EFFECTIVE DATE                   This Rider becomes effective on the same date
                                 as the Policy unless a later date is shown here.



                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY


                              /s/ JAMES W. DEDERER
                                    Secretary